Exhibit 99.1

SIGNET JEWELERS REPORTS FOURTH QUARTER AND FISCAL 2018 RESULTS

Implements "Signet Path to Brilliance" Transformation Strategy to Drive Growth and Long-term Financial Performance

Announces Agreement to Sell Non-Prime Receivables

Fiscal 2018:

•	Same store sales declined 5.2% in the fourth quarter and declined 5.3% in full year fiscal 2018

•
GAAP diluted earnings per share (“EPS”) of $5.24 for the fourth quarter and GAAP diluted EPS of $7.44 for the full year fiscal 2018, including the impact of the revaluation of deferred taxes. Excluding the impact of the revaluation of deferred taxes, non-GAAP diluted EPS of $4.28 for the fourth quarter and non-GAAP diluted EPS of $6.51 for the full year

•
Generated full-year operating cash flow of $1.9 billion or $988 million excluding proceeds from ADS credit transaction, free cash flow of $1.7 billion or adjusted free cash flow of $751 million, excluding proceeds from ADS credit transaction

Fiscal 2019 and Beyond:

•
Announces second phase of credit outsourcing in an agreement to sell the remaining, non-prime portion of its accounts receivable for proceeds of $401 million - $435 million to investment funds managed by CarVal Investors with proceeds used to fund share repurchases of approximately $475 million

•	Implements "Signet Path to Brilliance" transformation plan to improve long-term operational and financial performance

•	Provides Fiscal 2019 guidance for same store sales down low-to-mid single digits, total sales of $5.9 billion -$6.1 billion, GAAP diluted EPS of $0.00 - $0.60 and non-GAAP diluted EPS of $3.75 - $4.25

•	Increases quarterly dividend by 20% to $0.37 per share

HAMILTON, Bermuda, March 14, 2018 – Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 14 weeks (“fourth quarter Fiscal 2018”) and 53 weeks ("Fiscal 2018") ended February 3, 2018.

“Fiscal 2018 was a challenging year for Signet," said Signet Jewelers Chief Executive Officer Virginia C. Drosos.  "We gained sales momentum in our Zales banner in the fourth quarter as our strategic initiatives began to take hold, but we experienced challenges at our Kay and Jared banners, including execution issues related to the first phase of our credit outsourcing transaction."

She continued, “Today we are announcing a three-year company-wide comprehensive strategy to reinvigorate Signet and transform the Company to be a share-gaining, OmniChannel jewelry category leader.  Our 'Signet Path to Brilliance' plan will advance our strategic priorities across our Customer First, OmniChannel and Culture of Agility and Efficiency pillars. Plan initiatives build on the strength of the Signet banners and focus on 1) investing in eCommerce and product innovation, 2) enhancing customer value, and 3) increasing cost competitiveness. We will also look to further optimize our real estate portfolio through opportunistic reinvestment in innovative store concepts, relocations to off-mall locations, and strategic store closures. Looking ahead, Fiscal 2019 will be an important transition year as we implement our transformation plan, and we expect to see improved operational and financial performance beginning in Fiscal 2020.”

“Signet Path to Brilliance” Transformation Plan
Signet is launching a three-year comprehensive transformation plan to reposition the Company to be a share gaining, OmniChannel jewelry category leader.  The three-year plan includes cost efficiencies, a portion of which will be reinvested in growth initiatives including 1) eCommerce growth; 2) OmniChannel capabilities; and 3) innovation in product assortment and the store experience. We believe this plan will enable the Company to drive long-term sustainable, profitable sales growth and create value for shareholders.

Key components of the transformation plan include:

• Optimizing real estate footprint. Following an evaluation of its real estate footprint, utilization, and cost structure, Signet intends to reposition its portfolio to drive greater store productivity. Efforts include development and implementation of innovative store concepts to improve the in-store shopping experience, execution of opportunistic store relocations and store closures to reduce the Company’s mall-based exposure and exiting regional brands. Signet anticipates, pending the outcome of this evaluation, to close more than 200 stores by the end of Fiscal 2019.  As approximately three-quarters of stores expected to close are within the same mall as another Signet banner, the company expects approximately 30 percent of revenue from closed stores to transfer to remaining Signet stores.

• Reducing non-customer facing costs.  In line with Signet’s goal of creating a Culture of Agility and Efficiency, the Company is implementing initiatives across its operations, including strategic sourcing, distribution and warehousing, and corporate and support functions to drive cost savings and operational efficiencies. These include initiatives to reduce costs related to logistics, information technology, third-party contracts and corporate expenses.

• Enhancing Signet's eCommerce and OmniChannel capabilities. Signet intends to invest in enhancing the customer experience across platforms and becoming the leading jewelry retailer across channels.  New initiatives to drive increased digital traffic and improve conversion include using R2Net product image visualization across banners, greater personalization of content and product offering from enhanced behavioral data management, and enhancing digital marketing return on investment through greater visibility of a customer's multi-touch journey.  The company will also further expand and enhance its OmniChannel wish list, bridal configurator, online appointment booking and local store online viewing capability.  With these investments, Signet aims to grow its digital sales as a percentage of total revenues to at least 15% in Fiscal Year 2021, compared to 8% in Fiscal Year 2018.

• Leading innovation and customer value. Signet has launched an Innovation Engine and is investing further in data analytics and consumer insights, including a system to track customer net promoter score.  The Company is also addressing gaps in the customer value proposition.  These investments are expected to result in improved product assortment and faster time to market, as well as greater marketing and promotional effectiveness.

• Strengthening employee engagement and capabilities. Our team and organization will be key to accomplishing the Company's transformation goals.  Signet has hired and promoted several executives to fill key leadership roles, is investing in building eCommerce, analytics and innovation resources and is focusing on reigniting employee engagement in our store operations through training and development opportunities.  The Company will also provide a one-time special cash award to all hourly non-managerial team employees in Fiscal 2019 to enhance employee commitment as we begin our transformation efforts, funded by US tax reform, as well as a three-year transformation incentive program for all employees.

The cost reductions have been carefully considered to ensure that Signet continues to 1) invest for the future; 2) drive long-term sustainable sales growth; and 3) create shareholder value. Together, these actions are expected to deliver $200 million - $225 million of net cost savings over the next three fiscal years. The Company's preliminary estimates for pre-tax charges related to cost reduction activities over the next three fiscal years is a range of $170 million - $190 million, of which $105 million - $120 million are expected to be cash charges.

In Fiscal 2019, the transformation plan is expected to deliver net costs savings of $85 million - $100 million with  further incremental cost reductions of $115 million - $125 million by the end of the three-year program.  A majority of the Fiscal 2019 savings are expected to be realized in the second half of the fiscal year. In Fiscal 2019, the Company's preliminary estimates for pre-tax charges related to cost reduction activities is a range of $125 million to $135 million of which $60 million to $65 million are expected to be cash charges.

Second Phase of Credit Outsourcing

Signet is announcing today an agreement to sell its non-prime in-house credit card receivables and enter a five-year committed forward flow purchase program for future originations. This agreement, in conjunction with the previously executed prime credit transaction and strategic partnership with ADS, and the outsourcing of the servicing of the non-prime credit program to Genesis Financial Solutions, Inc. will complete Signet’s transition to an outsourced credit structure. Under the agreement, Signet will sell its non-prime receivables originated by Signet to investment funds managed by CarVal Investors, which will allow Signet to divest itself of the credit risk relating to those receivables shortly following origination, while maintaining a full spectrum of financing and leasing options for customers. The completion of the second phase outsourcing of Signet’s credit portfolio is expected to significantly reduce consumer credit risk from the balance sheet, reduce working capital and allow the company to continue to return significant capital to shareholders.

Under the terms of the agreement, Signet will sell its non-prime credit receivables to investment funds managed by CarVal Investors, a leading global alternative investment fund manager. The accounts receivable will be sold at a price expressed as a percentage of the par value of the accounts receivable of 72%, which is net of estimated servicing expenses for the receivables. Historically, Signet has carried these receivables at approximately 85% of par value. The current sale price represents approximately 85% of Signet’s historical carrying value. The estimated par value of receivables at closing is $585 million - $635 million. Additionally, there will be a 5% holdback of the receivables purchase price at closing, which may be paid out at the end of two years depending on the performance of such receivables in that period.

The sale is expected to result in $401 million - $435 million of proceeds inclusive of the servicing expense on these receivables. Additionally, we expect to incur $7 million in transaction costs. Under the terms of the agreement, Signet has the right, subject to conditions and limitations in the agreement, to allocate up to 30% of the receivables to be sold and the forward receivables to a second purchaser on substantially the same terms. Signet intends to use the proceeds from the sale of its non-prime receivables to repurchase shares in Fiscal 2019, subject to market conditions.

Signet expects to reclassify the non-prime credit receivables to assets held for sale in the first quarter of Fiscal 2019.  In connection with the transaction, a loss, inclusive of the servicing payment, will be recognized related to the difference between the net book value and the fair value of the receivables at which they will be sold to investment funds managed by CarVal Investors at closing.  It is estimated that a $140 million loss will be recognized in the first quarter of Fiscal 2019.  Receivables originated during the second quarter prior to closing will also be marked to the fair value at which they will be sold to investment funds managed by CarVal Investors, resulting in losses on each of these new receivables until closing.  The total loss in connection with the transaction is estimated to be $165 million to $170 million which includes $45 million to $55 million in servicing costs as well as transaction costs.

In addition, for a five-year term, Signet will remain the issuer of non-prime credit with investment funds managed by CarVal Investors obligated to purchase forward receivables at a discount rate determined in accordance with the agreement.

Servicing of the non-prime receivables, including operational interfaces and customer servicing, will continue to be provided by Genesis Financial Solutions, Inc., the service provider for the non-prime credit program established as part of the first phase of our outsourcing strategy.

The transaction is expected to close in the second quarter of Signet's Fiscal 2019 subject to certain closing conditions.  There are no customer or store-facing systems integration activities required of Signet to close the transaction and the Company does not expect any changes to the current credit application process for non-prime customers.

For additional information, please see "Additional Information Regarding Credit Outsourcing" in this release and Signet’s Current Report on Form 8-K, filed today with the SEC.

Fourth Quarter Fiscal 2018 Financial Highlights:

Signet's total sales were $2.3 billion, up $23.2 million or 1.0%, in the 14 weeks ended February 3, 2018 ("fourth quarter Fiscal 2017").  The total sales increase was driven by the extra 14th retail-calendar week of sales, worth $84.3 million, as well as the addition of R2Net (acquired in September 2017) which contributed $64.4 million in sales in the quarter, offset by a year-over-year decline in base same store sales. Same store sales, which excluded the impact of the 14th week from its calculation, decreased 5.2% in the fourth quarter Fiscal 2017.  R2Net sales were up 35.0% compared to the prior year quarter and had a 90 bps positive impact on total Company same store sales in the quarter.

eCommerce sales in the fourth quarter at banner websites and R2Net were $253.8 million on a 14-week basis, or $247.2 million on a 13 week basis, up 52.8%. eCommerce sales increased across all divisions and accounted for 11.1% of quarterly sales, up from 7.1% of total sales in the prior year fourth quarter.

By operating segment:

•
Sterling Jewelers' same store sales decreased 8.6%, including 150 bps of favorability from the addition of R2Net.  Approximately 500 bps of the same store sales decline was a result of the credit outsourcing transition, most notably in sales of bridal merchandise.  While both Kay and Jared experienced issues related to the credit transition, impacts were more pronounced at Kay, where a greater percentage of customers utilize in-store credit for bridal purchases.  In addition to credit transition issues, Sterling sales were driven by less effective promotional spending and lower sales of the Ever Us collection partially offset by the success of the Chosen collection at Jared. Average transaction value increased 1.7%, and the number of transactions decreased 12.8%, excluding the impacts of R2Net. The Sterling Jewelers credit participation rate for the fourth quarter was 55.1% compared to 59.2% for the prior year quarter.

•
Zale Jewelry's same store sales increased 4.3%, driven by the new Enchanted Disney collection, line extensions in Vera Wang Love and an improved selection of solitaires and fancy cut diamonds. Average transaction value increased 3.8% and the number of transactions increased 1.1%.

•	Piercing Pagoda's same store sales increased 4.6% driven by chains and gold jewelry. Average transaction value increased 8.1%, while the number of transactions decreased 2.6%.

•
UK Jewelry's same store sales decreased 9.2% due principally to diamond and fashion jewelry, partially offset by higher sales in select prestige watch brands and strength in eCommerce.  Average transaction value increased 6.6% and the number of transactions decreased 15.2%.

	Change from previous year
Fourth quarter of Fiscal 2018	Same store sales(1)	Non-same store sales, net(2)	Impact of 14th week on total sales	Total sales at constant exchange rate	Exchange translation impact	Total sales as reported	Total sales (in millions)
Kay	(11.0)%	2.1%	3.1%			(5.8)%	$862.0
Jared	(6.4)%	0.8%	4.2%			(1.4)%	$424.5
R2Net	35.0%						$64.4
Regional brands	(27.9)%	(13.4)%	2.1%			(39.2)%	$31.8
Sterling Jewelers Division	(8.6)%	4.2%	3.3%			(1.1)%	$1,382.7
Zales	5.1%	(2.8)%	4.5%			6.8%	$483.2
Gordon’s	(9.7)%	(28.0)%	3.5%			(34.2)%	$12.3
Zale US Jewelry	4.7%	(3.9)%	4.4%			5.2%	$495.5
Peoples	3.8%	(3.5)%	4.6%	4.9%	5.6%	10.5%	$80.9
Mappins	(12.5)%	(35.6)%	3.1%	(45.0)%	3.1%	(41.9)%	$6.1
Zale Canada Jewelry	2.5%	(8.4)%	4.5%	(1.4)%	5.3%	3.9%	$87.0
Total Zale Jewelry	4.3%	(4.6)%	4.4%	4.1%	0.9%	5.0%	$582.5
Piercing Pagoda	4.6%	(0.6)%	4.8%			8.8%	$91.1
Zale Division	4.4%	(4.2)%	4.5%	4.7%	0.8%	5.5%	$673.6
H.Samuel	(9.2)%	(0.3)%	3.9%	(5.6)%	7.8%	2.2%	$122.3
Ernest Jones	(9.3)%	0.2%	4.5%	(4.6)%	8.0%	3.4%	$111.6
UK Jewelry Division	(9.2)%	(0.2)%	4.2%	(5.2)%	8.0%	2.8%	$233.9
Other segment						(48.2)%	$2.9
Signet	(5.2)%	1.5%	3.7%	—%	1.0%	1.0%	$2,293.1

Notes: 1=For stores open for at least 12 months.  2=For stores not open in the last 12 months.

Gross margin was $919.8 million, or 40.1% of sales, down 160 basis points from fourth quarter Fiscal 2017, including a negative 70 bps impact related to R2Net, which carries a lower gross margin rate. The remaining decline in gross margin rate was driven by lower sales, leading to deleverage on fixed costs and merchandise mix.

•
Sterling Jewelers gross margin decreased $36.7 million.  The gross margin rate declined 220 bps, of which 120 bps is attributed to the inclusion of R2Net.  The remainder of the rate decline is primarily due to de-leverage of fixed costs offset in part by a higher gross merchandise margin rate.  Net bad debt expense had no material impact on the gross margin rate.

•
Zale Division gross margin increased by $14.0 million. The gross margin rate decreased by 10 basis points, driven primarily by higher sales leading to leverage on fixed costs, partially offset by a decline in gross merchandise margin rate due to merchandise mix.

•	Gross margin dollars in the UK Jewelry Division decreased $3.3 million. The gross margin rate declined by 240 bps due to lower sales leading to deleverage on fixed costs.

SGA was $634.5 million, or 27.7% of sales, compared to $615.3 million or 27.1%. The increase in expense was driven by inclusion of the 14th week in the quarter which added $30.5 million of expense.  Excluding this additional week, SGA was $604.0 million or 27.3% of sales, driven in part by lower advertising expense and store labor costs. In addition, credit outsourcing costs of $21 million were more than offset by savings of $25 million related to in-house credit operations.

Other operating income was $39.5 million compared to $69.0 million in the prior year fourth quarter, down $29.5 million or 42.8%.  The decrease resulted from the sale of the Sterling Division’s prime accounts receivable, which led to less interest income earned from a smaller receivable portfolio.

In the fourth quarter, Signet's operating income was $323.5 million or 14.1% of sales, compared to $399.2 million or 17.6% of sales in prior year fourth quarter.  The 350 basis point decline was driven by deleverage of fixed costs due to sales declines, the impact of the credit outsourcing transaction and deleverage related to R2Net, which carries a lower operating margin rate.  The credit outsourcing transaction (excluding the sales impact of credit transition) reduced operating income by $21 million in the quarter primarily due to the loss of interest income.

	Fourth Quarter Fiscal 2018		Fourth Quarter Fiscal 2017
(in millions)	$	% of sales	$	% of sales
Sterling Jewelers Division	213.4	15.4%	298.0	21.3%
Zale Division	92.5	13.7%	71.7	11.2%
UK Jewelry Division	35.0	15.0%	42.6	18.7%
Other	-17.4	nm	-13.1	nm
Total	323.5	14.1%	399.2	17.6%

nm	Not meaningful.

Income tax benefit was $37.8 million compared to income tax expense of $88.7 million in the prior year fourth quarter.  Revaluation of net deferred tax liabilities due to the Tax Cuts and Jobs Act resulted in a one-time non-cash benefit of $64.7 million in the quarter.

The GAAP effective tax rate was 1.5% which includes the one-time non-cash benefit of the revaluation of deferred taxes as compared to 23.9% in the prior year. The GAAP rate was driven by the favorable impact of the Tax Cuts and Jobs Act in the United States and pre-tax earnings mix by jurisdiction. Excluding the benefit from revaluation of net deferred tax liabilities of 12.3%, the Fiscal Year 2018 effective tax rate was 13.8%.  This rate decline was driven by the favorable impact of the pre-tax earnings mix by jurisdiction.

GAAP Diluted EPS was $5.24 for the quarter versus $3.92 in the prior year quarter. The 14th week added $0.12 of EPS.  Non-GAAP EPS for the quarter was $4.28 and excludes $0.96 of benefit from revaluation of deferred tax assets.  GAAP and non-GAAP EPS growth was driven by lower interest expense due to lower debt balances, a lower effective tax rate and lower share count, partially offset by lower operating profit.

Fiscal 2018 Financial Highlights:

Signet's total sales were $6.3 billion, down $155.4 million or 2.4%, compared to Fiscal 2017.  The total sales decline was driven by a decline in base same store sales, partially offset by benefit of the extra 14th retail-calendar week of sales worth $84.3 million, as well as the addition of R2Net (acquired in September 2017) which contributed $88.1 million in sales for the year. Same store sales, which excluded the impact of the 53rd week from its calculation, decreased 5.3% compared to the prior year. R2Net sales were up 29.9% compared to the prior year and had a 40 bps positive impact on total company same store sales.

eCommerce sales at banner websites and R2Net in the fiscal year were $497.7 million on a 53-week basis and $491.1 million on a 52-week basis, up 35.3%. eCommerce sales increased across all divisions and accounted for 8.0% of annual sales, up from 5.7% in the prior year.

By operating segment:

•
Sterling Jewelers' same store sales decreased 7.0% including 70 bps of favorability from the addition of R2Net .  Average transaction value increased 3.1% and the number of transactions decreased 10.9% excluding R2Net.  Sales declines were driven by weakness in bridal in Kay and Jared, including lower year over year sales of the Ever Us collection. The Sterling Jewelers credit participation rate for Fiscal 2018 was 57.9% compared to 62.0% for Fiscal 2017.

•
Zale Jewelry's same store sales decreased 1.9%.  Average transaction value increased 2.3%, while the number of transactions decreased 4.7%.  Sales reflected strength in diamond fashion jewelry, most notably in the Disney Enchanted and Vera Wang Love collections, offset by weakness in bridal and beads.

•	Piercing Pagoda's same store sales increased 3.0%. Average transaction value increased 8.6%, while the number of transactions decreased 5.0%. Sales increases were driven by gold fashion jewelry.

•
UK Jewelry's same store sales decreased 6.0%.  Average transaction value increased 9.7% and the number of transactions decreased 14.7%. Sales declines were due principally to bridal and diamond fashion jewelry partially offset by higher sales in select prestige watch brands and strength in eCommerce.

	Change from previous year
Fiscal Year 2018	Same store sales(1)	Non-same store sales, net(2)	Impact of 53rd week on total sales	Total sales at constant exchange rate	Exchange translation impact	Total sales as reported	Total sales (in millions)
Kay	(8.0)%	2.5%	1.1%			(4.4)%	$2,428.1
Jared	(5.5)%	1.1%	1.5%			(2.9)%	$1,192.1
R2Net	29.9%						$88.1
Regional brands	(19.8)%	(12.2)%	0.7%			(31.3)%	$112.2
Sterling Jewelers Division	(7.0)%	3.0%	1.2%			(2.8)%	$3,820.5
Zales	(2.0)%	(0.6)%	1.6%			(1.0)%	$1,244.3
Gordon’s	(15.9)%	(21.3)%	1.0%			(36.2)%	$36.8
Zale US Jewelry	(2.5)%	(1.7)%	1.6%			(2.6)%	$1,281.1
Peoples	2.6%	(1.7)%	1.7%	2.6%	2.5%	5.1%	$215.4
Mappins	(10.8)%	(25.5)%	0.9%	(35.4)%	1.7%	(33.7)%	$19.7
Zale Canada Jewelry	1.3%	(5.1)%	1.6%	(2.2)%	2.4%	0.2%	$235.1
Total Zale Jewelry	(1.9)%	(2.2)%	1.6%	(2.5)%	0.3%	(2.2)%	$1,516.2
Piercing Pagoda	3.0%	1.4%	1.5%			5.9%	$278.5
Zale Division	(1.2)%	(1.7)%	1.6%	(1.3)%	0.3%	(1.0)%	$1,794.7
H.Samuel	(6.5)%	0.6%	1.6%	(4.3)%	(0.9)%	(5.2)%	$306.7
Ernest Jones	(5.6)%	1.1%	1.6%	(2.9)%	(1.3)%	(4.2)%	$310.0
UK Jewelry Division	(6.0)%	0.8%	1.6%	(3.6)%	(1.1)%	(4.7)%	$616.7
Other segment						16.6%	$21.1
Signet	(5.3)%	1.6%	1.3%	(2.4)%	—%	(2.4)%	$6,253.0

Notes: 1=For stores open for at least 12 months.  2=For stores not open in the last 12 months. 3=Includes 147 days of R2Net sales as if R2Net had been part of Signet in the same period prior year.

Balance Sheet and Statement of Cash Flows:

Net cash provided by operating activities for Fiscal 2018 was $1.9 billion or $988.0 million, excluding the proceeds of the sale of the Company's prime receivables to ADS in October 2017. Free cash flow for Fiscal 2018 was $1.7 billion, or $750.6 million excluding the proceeds of the sale of prime receivables.

Cash and cash equivalents were $225.1 million as of February 3, 2018 compared to $98.7 million at prior-year end.  The higher cash position was due to lower inventory and a favorable impact from the reduction in accounts receivable due to the sale of our prime receivables to ADS in October 2017.

Net accounts receivable were $692.5 million compared to $1.9 billion at the end of the prior year. The decline was due primarily to the sale of the prime accounts.

In Fiscal 2018, Signet deployed cash of $460.0 million to repurchase outstanding common stock, or 8.1 million shares, at an average cost of $56.91 per share. As of February 3, 2018, there was $650.6 million remaining under Signet’s share repurchase authorization.

Net inventories were $2.3 billion, down 6.9%, compared to $2.4 billion at the end of the prior year.  The decline was primarily driven by greater use of consignment inventory and disposition of slow-moving inventory, partially offset by holiday sales below expectations.

Long-term debt was $688.2 million, down $629.7 million, compared to $1.3 billion in the prior year period primarily due to the repayment of the $600.0 million asset back securitization.

Financial Guidance:

Fiscal 2019
Same store sales (excludes impact of revenue recognition changes)	down low to mid single digit %
Total sales	$5.9 billion to $6.1 billion
GAAP diluted EPS	$0.00 to $0.60
Non-GAAP diluted EPS	$3.75 to $4.25

Weighted average common shares - basic	55 million to 56 million
Weighted average common shares - diluted	62 million to 63 million
Capital expenditures	$165 million to $185 million
Net selling square footage	-4.0% to -5.0%

The above Fiscal 2019 GAAP guidance reflects the following assumptions:

•	Impact of previously closed stores, which had annual sales of $150 million in Fiscal 2018

•
Application of new revenue recognition accounting standard results in an increase to sales revenue of approximately $100 million for amounts previously reflected as an offset to operating expenses.  No impact to operating income will result as this is a reclassification only.  Prior year will not be adjusted for comparative purposes

•	Company plans to close more than 200 stores in Fiscal 2019 and open 35-40 stores for a net selling square footage decline of approximately 4.0% to 5.0%

•	Transformation program net savings goal of $85 million - $100 million, with savings primarily realized in the second half of the fiscal year

•	Operating profit impact of negative $100 million - $115 million due to the outsourcing of prime and non-prime accounts receivable

•	One-time pre-tax charges of $125 million - $135 million related to the transformation plan

•
Pre-tax loss associated with sale of the non-prime receivables portfolio of $113 million - $118 million, excluding $45 million to $55 million of consideration related to future servicing expense on these receivables and transaction costs of approximately $7 million.  The total pre-tax charges associated with the credit transaction are $165 million to $170 million of which approximately $140 million is expected to be recognized in Q1 and the remainder in Q2

•
Capital expenditures driven largely by Kay off mall stores, store remodeling and IT initiatives.  As IT initiatives depreciate faster than store initiatives, depreciation expense will have an unfavorable year-over-year impact

•
As a result of the one-time charges and the charges associated with the sale of the non-prime receivables, inclusive of the servicing fee and related transaction costs, Signet will likely realize a tax benefit for purposes of calculating GAAP EPS. This tax benefit is expected to range from $62 million to $67 million.

•
For purposes of calculating both GAAP and non-GAAP EPS, the company expects to use the basic share count for the first, second and third quarters and the full year, and the diluted share count for the fourth quarter.

Non-GAAP EPS guidance of $3.75 to $4.25 excludes one-time restructuring charges associated with the transformation plan, and the charges inclusive of servicing costs and transaction costs associated with the sale of the non-prime receivables.  Non-GAAP EPS is computed using a normalized tax rate of 8% to 10%. Due to the revaluation of deferred taxes associated with the US tax reform there may be additional discrete items excluded from the calculation of non-GAAP EPS in Fiscal 2019 of which the company is not currently aware of at this time.

Quarterly Dividend:

Signet’s Board of Directors declared a quarterly cash dividend of $0.37 per share for the first quarter of Fiscal 2019, payable on June 1, 2018 to shareholders of record on May 4, 2018, with an ex-dividend date of May 3, 2018.  This represents a 20% increase in the dividend and is the seventh consecutive year that Signet has raised its quarterly dividend.

Conference Call:

A conference call is scheduled today at 8:00 a.m. ET and a simultaneous audio webcast and slide presentation are available at www.signetjewelers.com.  The slides are available to be downloaded from the website.  The call details are:

Dial-in: 1-647-689-4229

Access code: 4076268

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement:

Signet Jewelers Limited is the world's largest retailer of diamond jewelry.  Signet operates over 3,500 stores primarily under the name brands of Kay Jewelers,  Zales, Jared The Galleria Of Jewelry, H.Samuel, Ernest Jones, Peoples, Piercing Pagoda, and JamesAllen.com. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk,  www.peoplesjewellers.com, www.pagoda.com, and www.jamesallen.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to, our ability to implement Signet's transformation initiative, the effect of federal tax reform and adjustments relating to such impact on the completion of our fourth quarter and year-end financial statements, changes in interpretation or assumptions, and/or updated regulatory guidance regarding the U.S. tax reform, the benefits and outsourcing of the credit portfolio sale including I/T disruptions, future financial results and operating results, the timing and expected completion of the second phase of the credit outsourcing, the impact of weather-related incidents on Signet’s business, the benefits and integration of R2Net, general economic conditions, regulatory changes following the United Kingdom’s announcement to exit from the European Union, a decline in consumer spending, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to customer credit, seasonality of Signet’s business, financial market risks, deterioration in customers’ financial condition, exchange rate fluctuations, changes in Signet’s credit rating, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, the development and maintenance of Signet’s omni-channel retailing, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, risks related to Signet being a Bermuda corporation, the impact of the acquisition of Zale Corporation on relationships, including with employees, suppliers, customers and competitors, and our ability to successfully integrate Zale Corporation’s operations and to realize synergies from the transaction.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the "Risk Factors" section of Signet's Fiscal 2017 Annual Report on Form 10-K filed with the SEC on March 16, 2017 and quarterly reports on Form 10-Q filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Contacts:

Investors:

Randi Abada, SVP Corporate Finance Strategy & Investor Relations
+1 330 668 3489.
randi.abada@signetjewelers.com.

James Grant, VP Investor Relations
+1 330 668-5412

Media:

David Bouffard, VP Corporate Affairs
+1 330 668-5369

GAAP to Non-GAAP Reconciliations

Free cash flow is a non-GAAP measure defined as the net cash provided by operating activities less purchases of property, plant and equipment. Adjusted free cash flow is a non-GAAP measure defined as the net cash provided by operating activities less purchases of property, plant and equipment and less proceeds from the sale of in-house finance receivables.

Management considers adjusted free cash flow as helpful in understanding how the business is generating cash from its operating and investing activities that can be used to meet the financing needs of the business.  Adjusted free cash flow is an indicator used by management frequently in evaluating its overall liquidity and determining appropriate capital allocation strategies. Free cash flow and adjusted free cash flow do not represent the residual cash flow available for discretionary expenditure.

(in millions)	Fiscal 2018	Fiscal 2017	Fiscal 2016
Net cash provided by operating activities	$1,940.5	$678.3	$443.3
Proceeds from sale of in-house finance receivables	952.5	—	—
Operating cash flow (excluding sale of in-house finance receivables)	$988.0	$678.3	$443.3

(in millions)	Fiscal 2018	Fiscal 2017	Fiscal 2016
Net cash provided by operating activities	$1,940.5	$678.3	$443.3
Purchase of property, plant and equipment	(237.4)	(278.0)	(226.5)
Free cash flow	$1,703.1	$400.3	$216.8
Proceeds from sale of in-house finance receivables	952.5	—	—
Adjusted Free cash flow (excluding sale of in-house finance receivables)	$750.6	$400.3	$216.8

	14 weeks ended February 3, 2018	Fiscal 2018
GAAP Diluted EPS	$5.24	$7.44
Impact of revaluation of deferred taxes under Tax Cut and Jobs Act	(0.96)	(0.93)
Non-GAAP Diluted EPS	$4.28	$6.51

	Fiscal 2019 Guidance Low End	Fiscal 2019 Guidance High End
2019 GAAP Diluted EPS	$—	$0.60
Charges related to transformation plan	1.61	1.56
Loss related to sale of non-prime receivables	2.14	2.09
2019 Non-GAAP Diluted EPS*	$3.75	$4.25

Additional Information Regarding Credit Outsourcing

From a financial perspective, Signet expects to receive over $1.3 billion due to the combined sale of its prime and non-prime receivables portfolios.  While the outsourcing of our credit portfolio lowers our operating profit, it also lowers share count and interest expense as proceeds from the sale transactions have been and are expected to be used to pay down debt and repurchase shares.   Additionally, the transactions result in lower working capital requirements going forward as Signet has no need for funding accounts receivable for future sales to its prime customers and will only hold receivables temporarily for 2 business days.

From a P&L perspective, after the prime and non-prime portfolio of receivables are sold, Signet will no longer earn finance or late charge income on those accounts and no longer incur bad debt expense.  Signet will continue to pay some minimal fees directly to Genesis for new account originations, while all other servicing costs are included in the discount on forward receivables sold to investment funds managed by CarVal.  The discount on forward receivables will be partially offset by the elimination of the costs related to our former in-house credit operations.

In Fiscal 2018 there was a reduction in operating income of $21 million in the fourth quarter solely reflecting the impact of the initial credit outsourcing of prime receivables to ADS and servicing of non-prime receivables to Genesis.  Our Fiscal 2019 guidance embeds an approximately $118 to $133 million incremental year over year reduction in operating income reflecting a combination of (1) an additional 8 months of impacts of the prime outsourcing (2) 5 months of servicing costs on the non-prime portfolio receivables and (3) 7 months of the impacts from the future discount rate associated with new credit sales that investment funds managed by CarVal Investors will purchase.  For Fiscal 2020, we expect a zero to $5 million positive year-over-year impact on operating income.  The 2020 estimate is based on an assumed discount rate for the CarVal arrangement and could change if the discount rate were to reset higher or lower under certain review provisions in the agreement.

(in millions)	Fiscal 2018	Fiscal 2019E	Fiscal 2020E
Operating profit impact	$18	$(100-$115)	$(100-$110)
Operating profit impact year over year change	$(21)	$(118-$133)	$0-$5

Expected proceeds from sale of prime and non-prime receivables	$952	$401-$435	—

Note: Proceeds are shown pre-transaction costs.

Condensed Consolidated Income Statements (Unaudited)

(in millions, except per share amounts)	14 weeks ended February 3, 2018	13 weeks ended January 28, 2017	Fiscal 2018	Fiscal 2017
Sales	$2,293.1	$2,269.9	$6,253.0	$6,408.4
Cost of sales	(1,373.3)	(1,324.4)	(4,063.0)	(4,047.6)
Gross margin	919.8	945.5	2,190.0	2,360.8
Selling, general and administrative expenses	(634.5)	(615.3)	(1,872.2)	(1,880.2)
Credit transaction, net	(1.3)	—	1.3	—
Other operating income, net	39.5	69.0	260.8	282.6
Operating income	323.5	399.2	579.9	763.2
Interest expense, net	(10.0)	(13.0)	(52.7)	(49.4)
Income before income taxes	313.5	386.2	527.2	713.8
Income taxes	37.8	(88.7)	(7.9)	(170.6)
Net income	$351.3	$297.5	$519.3	$543.2
Dividends on redeemable convertible preferred shares	(8.3)	(9.7)	(32.9)	(11.9)
Net income attributable to common shareholders	$343.0	$287.8	$486.4	$531.3

Earnings per common share:
Basic	$5.70	$4.17	$7.72	$7.13
Diluted	$5.24	$3.92	$7.44	$7.08
Weighted average common shares outstanding:
Basic	60.2	69.0	63.0	74.5
Diluted	67.0	75.8	69.8	76.7

Dividends declared per common share	$0.31	$0.26	$1.24	$1.04

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except par value per share amount)	February 3, 2018	January 28, 2017
Assets
Current assets:
Cash and cash equivalents	$225.1	$98.7
Accounts receivable, net	692.5	1,858.0
Other receivables	87.2	95.9
Other current assets	158.2	136.3
Income taxes	2.6	4.4
Inventories	2,280.5	2,449.3
Total current assets	3,446.1	4,642.6
Non-current assets:
Property, plant and equipment, net	877.9	822.9
Goodwill	821.7	517.6
Intangible assets, net	481.5	417.0
Other assets	171.2	165.1
Deferred tax assets	1.4	0.7
Retirement benefit asset	39.8	31.9
Total assets	$5,839.6	$6,597.8
Liabilities and Shareholders’ equity
Current liabilities:
Loans and overdrafts	$44.0	$91.1
Accounts payable	237.0	255.7
Accrued expenses and other current liabilities	448.0	478.2
Deferred revenue	288.6	276.9
Income taxes	19.6	101.8
Total current liabilities	1,037.2	1,203.7
Non-current liabilities:
Long-term debt	688.2	1,317.9
Other liabilities	239.6	213.7
Deferred revenue	668.9	659.0
Deferred tax liabilities	92.3	101.4
Total liabilities	2,726.2	3,495.7
Commitments and contingencies
Series A redeemable convertible preferred shares of $0.01 par value: 500 shares authorized, 0.625 shares outstanding	613.6	611.9
Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 60.5 shares outstanding (2017: 68.3 outstanding)	15.7	15.7
Additional paid-in capital	290.2	280.7
Other reserves	0.4	0.4
Treasury shares at cost: 26.7 shares (2017: 18.9 shares)	(1,942.1)	(1,494.8)
Retained earnings	4,396.2	3,995.9
Accumulated other comprehensive loss	(260.6)	(307.7)
Total shareholders’ equity	2,499.8	2,490.2
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	$5,839.6	$6,597.8

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)	Fiscal 2018	Fiscal 2017
Cash flows from operating activities:
Net income	$519.3	$543.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	203.4	188.8
Amortization of unfavorable leases and contracts	(13.0)	(19.7)
Pension benefit	(3.5)	(1.6)
Share-based compensation	16.1	8.0
Deferred taxation	(33.4)	27.7
Excess tax benefit from exercise of share awards	—	(2.4)
Amortization of debt discount and issuance costs	3.7	2.8
Credit transaction, net	(30.9)	—
Other non-cash movements	2.4	0.4
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	242.1	(102.7)
Proceeds from sale of in-house finance receivables	952.5	—
Decrease (increase) in other receivables and other assets	11.0	(20.4)
(Increase) decrease in other current assets	(17.0)	13.5
Decrease (increase) in inventories	210.9	(9.7)
Decrease in accounts payable	(51.4)	(7.0)
Increase (decrease) in accrued expenses and other liabilities	3.9	(21.8)
Increase in deferred revenue	10.0	43.6
(Decrease) increase in income taxes payable	(82.4)	38.9
Pension plan contributions	(3.2)	(3.3)
Net cash provided by operating activities	1,940.5	678.3
Investing activities
Purchase of property, plant and equipment	(237.4)	(278.0)
Purchase of available-for-sale securities	(2.4)	(10.4)
Proceeds from sale of available-for-sale securities	2.2	10.0
Acquisition of R2Net Inc., net of cash acquired	(331.8)	—
Net cash used in investing activities	(569.4)	(278.4)
Financing activities
Dividends paid on common shares	(76.5)	(75.6)
Dividends paid on redeemable convertible preferred shares	(34.7)	—
Repurchase of common shares	(460.0)	(1,000.0)
Proceeds from issuance of redeemable convertible preferred shares, net of issuance costs	—	611.3
Proceeds from term and bridge loans	350.0	—
Repayments of term and bridge loans	(372.3)	(16.4)
Proceeds from securitization facility	1,745.9	2,404.1
Repayments of securitization facility	(2,345.9)	(2,404.1)
Proceeds from revolving credit facility	814.0	1,270.0
Repayments of revolving credit facility	(870.0)	(1,214.0)
Repayments of bank overdrafts	(0.1)	(10.2)
Other financing activities	(4.0)	(3.3)
Net cash used in financing activities	(1,253.6)	(438.2)
Cash and cash equivalents at beginning of period	98.7	137.7
Increase (decrease) in cash and cash equivalents	117.5	(38.3)
Effect of exchange rate changes on cash and cash equivalents	8.9	(0.7)
Cash and cash equivalents at end of period	$225.1	$98.7

Real Estate Portfolio:

Signet has a diversified real estate portfolio.  On February 3, 2018, Signet had 3,556 stores totaling 5.0 million square feet of selling space.  Compared to prior year, store count decreased by 126 and square feet of selling space decreased 1.7%.

Store count	January 28, 2017	Openings	Closures	February 3, 2018
Kay	1,192	84	(29)	1,247
Jared	275	3	(4)	274
Regional brands	121	—	(56)	65
Sterling Jewelers Division	1,588	87	(89)	1,586
Zales	751	11	(58)	704
Peoples	143	2	(16)	129
Regional brands	76	—	(41)	35
Total Zale Jewelry	970	13	(115)	868
Piercing Pagoda	616	13	(31)	598
Zale Division	1,586	26	(146)	1,466
H.Samuel	304	2	(5)	301
Ernest Jones	204	1	(2)	203
UK Jewelry Division	508	3	(7)	504
Signet	3,682	116	(242)	3,556